Exhibit 99.1

**For Immediate Release**	For more information, contact:
Victor Karpiak, President and Chief Executive Officer
(425) 255-4400

First Financial Northwest, Inc. Announces Appointment of
President and Chief Executive Officer of First Savings Bank Northwest

Renton, Washington – August 10, 2012 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), today announced that Joe Kiley had been appointed as President and Chief Executive Officer of First Savings Bank Northwest (“Bank”), the Company's financial institution subsidiary and will take over responsibility for the day-to-day operations of the Bank.  Mr. Kiley will also serve on the Bank’s Board of Directors.

"We are looking forward to the experience Joe will bring to the Bank and will look to his leadership skills as he helps us continue to move forward with improving the Bank’s performance," said Mr. Karpiak.

Mr. Kiley, a 56-year old banking executive from California with over 20 years of banking experience, expects to begin work at the Bank on September 17, 2012. "I am excited to be joining First Savings Bank Northwest," said Mr. Kiley.

In connection with the appointment of Mr. Kiley as President and Chief Executive Officer of the Bank, the Company, the Bank, and First Financial Diversified, Inc. (“FFD”), a subsidiary of the Company, have entered into a transition agreement with Victor Karpiak, Chairman, President and Chief Executive Officer of the Company, the Bank, and FFD.  Mr. Karpiak will retire as President and Chief Executive Officer of the Bank on September 17, 2012, but will continue to be employed as Executive Chairman of the Bank to facilitate the executive succession at the Bank.

The Bank also announced the separation of the Chief Lending and Credit Administration Officer position. Herman L. Robinson will continue as Senior Vice President and Chief Credit Officer of the Bank, and Simon Soh was promoted from the Bank’s Loan Production Manager to its Chief Lending Officer. The appointment of Mr. Soh is subject to approval by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions.

The management changes announced by the Company are to further comply with the conditions included in the Bank’s Memorandum of Understanding (“MOU”), which the Bank entered into with the Federal Deposit Insurance Corporation and the Washington Department of Financial of Institutions (together, the “Banking Regulators”) on March 27, 2012, and replaced the Consent Order the Bank had entered into with the Banking Regulators on September 22, 2010.  The Bank believes that these changes in management are in the best interests of the Bank in complying with the conditions of the MOU and will further enhance the knowledge and expertise of management and the Board of Directors of the Bank.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.